KPMG LLP Two Manhattan West 375 9th Avenue, 17th Floor New York, NY 10001

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 24, 2026, with respect to the financial statements of the subaccounts that comprise the Mutual of America Separate Account No. 2, included herein and to the references to our firm under the headings “Services- Service Providers,” “Independent Registered Public Accounting Firm,” and “Financial Statements” in the Statement of Additional Information included in Form N-4.

New York, New York

April 27, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.